EXHIBIT 12.1


                              Mueller Group, Inc.


          Computation of Ratio of Earnings to Fixed Charges/Deficiency In the Overage of Fixed Charges by Earnings Before Fixed Charges

                                  Predecessor |                             Mueller
                                  ------------------------------------------------------------------------------------------
                                     For the  |  For the
                                     period   |   period
                                      from    |    from
                                     October  |  August 16,
                                     1, 1998  |    1999          Fiscal Years ended September 30,         Six months ended
                                     through  |   through  -------------------------------------------  --------------------
                                     August   |  September                                               March      March
                                     15, 1999 |  30, 1999    2000      2001       2002         2003     29, 2003   27, 2004
                                    --------- |  --------  --------  --------   ---------   ----------  ---------  ---------
                                              |                              (unaudited)
                                              |                         (dollars in millions)
Earnings before fixed charges:                |
Income (loss) before income                   |
   taxes ......................     $   108.0 |  $  (4.5)  $ (17.1)  $ (54.0)   $   23.6    $    57.9   $   18.7   $   25.7
Fixed charges .................           3.2 |     11.3      85.2      71.8        64.7         52.8       27.6       21.7
                                    --------- |  --------  --------  --------   ---------   ----------  ---------  ---------
   Earnings (loss) before fixed               |
   charges ....................     $   111.2 |  $   6.8   $  68.1   $  17.8    $   88.3    $   110.7   $   46.3   $   47.4
                                    ========= |  ========  ========  ========   =========   ==========  =========  =========
Fixed charges:                                |
Interest expense(1) ...........     $     --  |  $  10.6   $  82.3   $  69.0    $   62.3    $    49.7   $   26.0   $   20.1
Estimate of interest within                   |
   rental expense .............           3.2 |      0.7       2.9       2.8         2.4          3.1        1.6        1.6
                                    --------- |  --------  --------  --------   ---------   ----------  ---------  ---------
   Total fixed charges ........     $     3.2 |  $  11.3   $  85.2   $  71.8    $   64.7    $    52.8   $   27.6   $   21.7
                                    ========= |  ========  ========  ========   =========   ==========  =========  =========
Ratio of earnings to fixed                    |
   charges ....................          34.75|      --        --        --          1.36         2.10       1.68       2.18
                                    ========= |  ========  ========  ========   =========   ==========  =========  =========
Deficiency in the coverage of                 |
   fixed charges by earnings                  |
   before fixed charges .......     $     --  |  $  (4.5)  $ (17.1)  $ (54.0)   $    --     $     --    $    --    $    --
                                    ========= |  ========  ========  ========   =========   ==========  =========  =========

------------------
(1) Includes amortization of deferred financing fees and contractual interest expense. Excludes early redemption penalties, write-off of deferred financing fees and interest rate swap gains or losses.



 Computation of Pro Forma Ratio of Earnings to Fixed Charges After Adjustment
                             for Issuance of Notes



                                                                       Fiscal year ended      Six months ended
                                                                       September 30, 2003      March 27, 2003
                                                                        ----------------       ---------------
                                                                                   (dollars in millions)

Earnings before fixed charges......................................     $          110.7       $         47.4
                                                                        ----------------       ---------------
Fixed charges, as above............................................     $           52.8       $         21.7
                                                                        ----------------       ---------------
Adjustments:
   Estimated net increase in interest expense from refinancing.....                 41.2       $         20.8
     Total pro forma fixed charges.................................     $           94.0                 42.5
                                                                        ================       ===============
Pro forma ratio of earnings to fixed charges.......................                 1.18                1.12
                                                                        ----------------       ---------------
Deficiency in the coverage of fixed charges by earnings before
   fixed charges...................................................     $           --         $         --
                                                                        ----------------       ---------------

------------------
(2) Pro forma does not include the effects of the Star Pipe Fittings (Star) acquisition that occurred January 15, 2004.



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